Exhibit 99.1

KREIDO BIOFUELS PROVIDES BUSINESS UPDATE

Camarillo, California, March 20, 2008 – Kreido Biofuels, Inc. (OTC BB: KRBF), which has pioneered a break-through system for the production of biodiesel and for other chemical processing, today provided a business update.

Chief Executive Officer Ben Binninger reported, “We have accomplished a great deal since our financing in 2007, and we are continuing to address the significant market and financing challenges affecting our industry and our company. We remain confident that our advanced technology will enable us to achieve both better raw material utilization and lower operating costs than conventional biodiesel plants. We believe these factors, coupled with our favorable plant location and our feedstock flexibility, position us to succeed.” We are pleased to report on our progress during the last few months, including:

•	Built two additional STT® reactors, each with approximately13 mgy capacity, for our next plant at our expanded laboratory and reactor manufacturing facility within our Camarillo headquarters

•	Completing the durability and mechanical testing of our commercial-scale STT® reactor system in Kreido’s manufacturing facility

•	Finalizing the fabrication of the production modules at Certified Technical Services L.P. in Houston Texas, which await shipment to the Wilmington site

•	Obtained Federal and State regulatory approvals for 100M gallons of annual capacity for our Wilmington, North Carolina plant, although a limited number of local and county approvals still remain

•	Successfully conducting additional laboratory test runs with the STT® reactor using soy, canola/rapeseed, jatropha, karanja, pork and chicken fats

•	Hosted distinguished biofuels scientists Dr. Naveen Kumar from Delhi College of Engineering in India and Dr. Lincoln Cambraia Teixeria from CETEC in Brazil, to facilitate prospects for commercializing Kreido technology in their countries

•	Vigorously pursuing numerous sources for funding, including: debt, convertible debt, Port of Wilmington bonds, equipment and working capital lines of credit as well as partnering or other equity-type financing

“Although these are all important milestones toward our goal of commencing biodiesel production in 2008, our efforts have been materially and adversely affected by unprecedented increases in the cost of vegetable oils, downward pricing pressure on biodiesel, and the severe contraction in the capital markets in general and in the alternative fuels sector in particular. The tightening of potential margins in the alternative fuel sector is affecting the ability of biodiesel companies to attract needed capital,” stated Binninger.

“We expected by now to have raised the additional funds necessary to commence construction at Wilmington. Due to delays in funding, obtaining final governmental approvals and in light of current adverse biodiesel market conditions, we have pushed back our target commercial production date to the fourth quarter which would still allow us to benefit from the government mandate for the use of 500 million gallons of biodiesel that becomes effective on January 1, 2009 through the Energy and Security Independence Act of 2007.

“The initial Wilmington plant will have annual capacity of 33-50 million gallons. We must raise approximately $25 million for working capital and to complete this plant, which we now estimate will cost between $30 million and $32 million. This cost estimate includes approximately $4 million to prepare the site for the second modular unit that would bring capacity up to 66-100mgy. The increase in construction cost is due to the delay in completing the plant, process changes and improvements as well as additional requirements related to permitting and government approvals.

“As of December 31, 2007, Kreido’s cash balance was $6 million. We believe we have sufficient cash to continue to operate the Company’s Camarillo headquarters, laboratory and manufacturing facility while we continue to seek the necessary financing to commence construction. We have scaled back our spending in light of our current financial resources and will continue to manage our spending accordingly. We believe that by distinguishing Kreido from other alternative fuels companies, we will be able to attract the needed financing when capital market conditions stabilize and financing sources seek opportunities in our sector. We recognize that further delays in arranging financing and remaining approvals will adversely impact our Wilmington plant cost and construction schedule.

“The Kreido technology we will be installing will accelerate the rates of chemical reactions, increase conversions and yields and lower operating costs using less equipment than conventional processes. We remain as confident as ever that with adequate financial resources, we have the ability to deliver a more efficient biodiesel production facility. We expect to file our annual report on Form 10-KSB on March 31, 2008, which will contain additional information,” concluded Binninger.

About Kreido’s Wilmington Plant

Operation of Kreido’s Wilmington, North Carolina biodiesel facility is presently expected to commence in the fourth quarter of calendar 2008, subject to securing the necessary financing. Kreido’s state-of-the-art plant will be equipped with in-line monitoring and fully integrated control systems, and will be situated on a deep water port further enhancing its attractiveness by providing access to U.S. East Coast and European market as well as for sourcing of imported feedstocks. The Wilmington plant will operate initially using vegetable oils as the feedstock and it is expected to provide employment for up to 20 local employees. Kreido also expects the Wilmington facility to serve as a showcase for carrying out the company’s licensing strategy on a global scale.

About Kreido Biofuels

Based in Camarillo, California, Kreido Biofuels seeks to produce renewable energy through its proprietary process intensification technology – the STT® system, a cutting edge technology that improves the manufacturing of biofuels. The company’s senior management and Board have more than 50 years experience in chemicals & energy including designing, constructing, managing and operating facilities. Kreido Biofuels has established collaborations with university and government laboratories, including the U.S. Environmental Protection Agency. STT® is a registered USPTO trademark of Kreido Biofuels, all rights reserved.

For more information about Kreido Biofuels, visit www.kreido.com.

Forward-Looking Statements

This press release contains ‘forward–looking statements’ within the meaning of Section 27A of the Securities Act of 1933, including without limitation those statements regarding the Company’s ability to exploit biodiesel development and production opportunities. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. The forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, our inability to generate sufficient operating cash flow to construct and operate our production facilities, commodity pricing, environmental risks and general economic conditions. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission including the risks set forth in the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007 and in the Annual Report on Form 10-KSB to be filed on March 31, 2008. If one or more of risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

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Investor Relations:	Public Relations:
Ina McGuinness	Denica Gordon
ICR, Inc.	DGPR Consulting
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